Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BRANCHOUT FOOD INC.

The undersigned for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statues, hereby adopts and executes the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be BranchOut Food Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 1. Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate two hundred million (220,000,000) shares of capital stock, par value $0.001 per share, consisting of two hundred million (200,000,000) shares of common stock, par value $0.001 per share (“Common Stock”) and twenty million (20,000,000) shares of preferred stock par value $.001 per share (“Preferred Stock”). Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as shall be determined by the board of directors of the Corporation. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”) shall not be amended in this particular. No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation.

Section 2. Common Stock. Except as otherwise provided by the Nevada Revised Statutes (as amended from time to time, the “NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. Except as otherwise required by the NRS, holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation. Except as otherwise provided by the Articles of Incorporation or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation out of assets legally available therefor. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

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ARTICLE V

ACTION OF STOCKHOLDERS

Prior to completion of the initial public offering of the Corporation, the stockholders may take action by written consent in lieu of a meeting. After completion of the initial public offering of the Corporation, the stockholders may not in any circumstance take action by written consent.

ARTICLE VI

DIRETORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual and not more than eleven (11) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws (the “Bylaws”) of the Corporation.

Section 2. Elections and Terms. The Board of Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be elected for a term ending at the next following Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Section 3. Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or as an officer or director of a predecessor corporation or affiliate of such corporation; or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

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Section 5. Repeal And Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles of Incorporation, the terms and provisions of Sections 3 or 4 above shall control.

ARTICLE VII

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Section 1. Amendments to Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the NRS; provided that:

(a) notwithstanding anything to the contrary contained in the Articles of Incorporation (except as otherwise provided in subsection (b) of this Section), in addition to any vote required by applicable law, none of the following provisions of the Articles of Incorporation may be amended, altered, changed, repealed or rescinded, in whole or in part (and no provision inconsistent therewith or contrary thereto may be adopted), except with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, this Article VII, Article VIII, Article IX, and; Article X; and

(b) the provisions of subsection (a) of this Section shall not apply to any amendment or restatement of the Articles of Incorporation (including, without limitation, pursuant to articles of merger, conversion or exchange) to be effected pursuant to, or to be effective upon or after the consummation of, a merger, conversion or exchange to which the Corporation is a constituent entity, in each case which has been otherwise duly authorized and approved by the board of directors and the stockholders of the Corporation in accordance with the Articles of Incorporation, the Bylaws, the NRS and other applicable law.

Section 2. Amendments to Bylaws. The board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or the Articles of Incorporation. Notwithstanding anything to the contrary contained in the Articles of Incorporation or the Bylaws, or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required pursuant to the Articles of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith or contrary thereto.

ARTICLE VIII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 1. Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

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Section 2. Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE IX

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Indemnification Against Claims of Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if it is determined as provided in Section 3 of this Article that he or she:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.

Section 2. Indemnification Against Derivative Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if it is determined as provided in this Article, that he or she:

(a) is not liable pursuant to NRS 78.138; or

(b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Section 3. Indemnification in Respect of Successful Defenses. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 and Section 2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 4. Determination of Propriety of Indemnification. Any indemnification under Section 1 and Section 2 of this Article, unless ordered by a court or advanced by pursuant to Section 5 of this Article, may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination may be made:

(a) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(b) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5. Advance Payments. Expenses incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6. Insurance. The Corporation may, but is not required to, purchase and maintain insurance in such amounts and providing coverage on such terms as shall be reasonable to the Corporation on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 7. Miscellaneous. The indemnification provided by this Article:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any agreement, vote of stockholder(s), or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b) Continues for a person who has ceased to be a director, advisory director, member of a committee appointed by the directors of the Corporation, or officer and inures to the benefit of the heirs, executors and administrators of such a person.

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ARTICLE X

MISCELLANEOUS; CERTAIN DEFINED TERMS

Section 1. Mandatory Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Nevada Eighth Judicial District Court of Clark County Nevada shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

Section 2. Severability. If any provision or provisions of the Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of the Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.

Section 3. Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including, without limitation, Section 1 and 4 of this Article), (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

4. Section 1. Certain Defined Terms. As used in these Articles of Incorporation, the following capitalized terms shall have the respective meanings set forth below:

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b) “Control” (including its correlative forms, “Controlled by” and “under common Control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

(c) “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

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(d) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the voting power of the capital stock of such corporation entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the voting power of the equity interests of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, manager, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

(e) “Total Number of Directors” shall mean, at any time, the total number of authorized directors then comprising the entire board of directors of the Corporation.

(f) “Transfer” (and its correlative forms, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

ARTICLE XI

INCORPORATOR

The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

Name	Address

Eric Healy	205 SE Davis Ave, Suite C
Bend, Oregon 97702

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 12th day of November, 2021.

/s/ Eric Healy

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